Exhibit 99.1

GAP INC. REPORTS JULY AND SECOND QUARTER SALES RESULTS

SAN FRANCISCO - August 10, 2015 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended August 1, 2015 were $1.12 billion compared with net sales of $1.17 billion for the four-week period ended August 2, 2014. For the second quarter of fiscal year 2015, Gap Inc.’s net sales decreased 2 percent to $3.90 billion compared with $3.98 billion for the second quarter last year.

On a constant currency basis, net sales for the second quarter of fiscal year 2015 were about flat versus last year.1 The company noted that the translation of foreign currencies into U.S. dollars negatively impacted the company’s reported net sales for the second quarter of fiscal year 2015 by about $100 million, primarily due to the weakening Japanese yen and Canadian dollar.

“We’re pleased that Old Navy delivered another consecutive quarter of growth, while we continued to make progress against previously announced strategic actions at Gap brand,” said Sabrina Simmons, chief financial officer, Gap Inc.

July Comparable Sales Results
Gap Inc. comparable sales for July 2015 were down 3 percent versus a 2 percent increase last year. Comparable sales by global brand for July 2015 were as follows:

•	Gap Global: negative 7 percent versus negative 2 percent last year

•	Banana Republic Global: negative 10 percent versus positive 6 percent last year

•	Old Navy Global: positive 3 percent versus positive 3 percent last year

The company noted that tax-free holidays in several states shifted from July last year to August this year. In addition, the company noted that this year’s Labor Day holiday is one week later, as compared to last year.

Second Quarter Comparable Sales Results
Gap Inc. comparable sales for the second quarter of fiscal year 2015 were down 2 percent versus flat last year. Comparable sales by global brand for the second quarter of fiscal year 2015 were as follows:

•	Gap Global: negative 6 percent versus negative 5 percent last year

•	Banana Republic Global: negative 4 percent versus flat last year

•	Old Navy Global: positive 3 percent versus positive 4 percent last year

1 In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

Second Quarter Guidance
The company noted that its second quarter fiscal year 2015 earnings per share range includes impacts associated with foreign currency fluctuations, West Coast port delays, and previously announced strategic actions primarily related to Gap brand.
Excluding the negative impact from the strategic actions, which was about $0.12, the company expects its adjusted diluted earnings per share to be in the range of $0.63 to $0.64 for the second quarter of fiscal year 2015.
On a reported basis, the company expects diluted earnings per share for the second quarter of fiscal year 2015 to be in the range of $0.51 to $0.52.  Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on August 10, 2015 and available for replay until 1:00 p.m. Pacific Time on August 14, 2015.

Second Quarter Earnings
Gap Inc. will release its second quarter earnings results via press release on August 20, 2015 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results during a live conference call and webcast on August 20, 2015 from approximately 2:00 p.m. to 2:45 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 7779269). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

August Sales
The company will report August sales on September 3, 2015.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the second quarter of fiscal year 2015.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 10, 2015. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED EXPECTED EARNINGS PER SHARE RANGE

Adjusted expected diluted earnings per share is a non-GAAP financial measure. This guidance is provided to enhance visibility into the company's expected results for the second quarter of fiscal year 2015 excluding impact from its strategic actions primarily related to Gap brand.

	13 Weeks Ended
	August 1, 2015
	Low End	High End
Expected earnings per share - diluted	$0.51	$0.52
Add: Impact from strategic actions	0.12	0.12
Adjusted expected earnings per share - diluted	$0.63	$0.64